GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

REGISTERED AUDITOR'S CONSENT

Gillespie & Associates, PLLC, of 10544 Alton Ave NE, Seattle, WA. 98125, do hereby consent to the use of our reports dated August 14th, 2015 on the financial statements of Blue Sky Media Corporation as of June 30, 2015 and 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 27TH day of August 2015.

/S/ Gillespie & Associates, PLLC